Exhibit 99.1

For Immediate Release
Contact: Susan Fisher - 262-636-8434 s.h.fisher@na.modine.com

Modine Closes Three-Year, $175 Million Unsecured Credit Facility

RACINE, WI, July 21, 2008 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that it has closed an amended three-year, $175 million unsecured credit facility. The facility was financed through a syndication of seven financial institutions led by J. P. Morgan Securities Inc.

The amended credit facility replaces the company’s previous $200 million credit facility, which had been due to expire in October 2009.  Although Modine received commitments well in excess of its requested $175 million, the company elected to accept $175 million, consistent with anticipated needs during the term of the facility. The principal financial covenants of the facility, including leverage and interest coverage, remain unchanged from the covenants to which the company was subject prior to entering into this agreement.

Commenting on the transaction, Modine Executive Vice President – Corporate Strategy and Chief Financial Officer Bradley C. Richardson said, “We appreciate the support of our lenders, particularly in view of the current challenges in the overall credit market.  This facility ensures that Modine has the financial flexibility and liquidity to continue to restructure and reinvest in support of our global growth objectives.”

About Modine – www.modine.com
Modine, with fiscal 2008 revenues from continuing operations of $1.8 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilation and air conditioning) equipment, industrial equipment, refrigeration systems and fuel cells. Based in Racine, Wisconsin, the company employs approximately 7,900 people worldwide at 33 facilities in 15 countries. For information about Modine, visit www.modine.com.

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